EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) with an effective date of May 30, 2014 (the “Effective Date”), is by and between Cytomedix, Inc., a Delaware corporation (together with its affiliates and subsidiaries, the “Company”), and Dean Tozer (the “Employee”).

WITNESSETH:

WHEREAS, the Employee and the Company previously entered into a letter agreement dated March 30, 2014; and

WHEREAS, the Company and the Employee desire the Employee to continue serving as Executive Vice President, Chief Commercial Officer; and

WHEREAS, the parties desire to provide that the Employee be employed by the Company under the terms of this Agreement.

NOW THEREFORE in consideration of the mutual covenants contained herein as well as other good and valuable consideration, the Company and the Employee hereby agree as follows:

1.           Term of Employment; Office and Duties.

(a)          Unless earlier terminated as provided herein, the term of this Agreement (the “Term”) shall be for a period of thirty (30) months commencing on the Effective Date. During the Term, and subject to the terms and conditions herein, the Company agrees to employ Employee as Executive Vice President, Chief Commercial Officer, based in and around the Nashville, TN area. By Employee’s acceptance of this Agreement, Employee accepts employment in those capacities. Employee shall report to the Company’s Chief Executive Officer and shall have such reporting relationships to the Board of Directors as are required by and set forth in the Company’s Bylaws, and rules and regulations applicable to the Company. Employee shall have the powers, responsibilities, restrictions and authorities as are assigned to Employee by the Chief Executive Officer and/or the Board of Directors and shall devote his full working time and efforts to the best of his ability, experience and talent to the performance of services, duties and responsibilities as the Company’s Executive Vice President, Chief Commercial Officer.

(b)          The Employee agrees to provide the services set forth hereunder on a full-time basis and to devote all necessary time and attention to the furtherance of the business and interests of the Company, and to perform his duties set forth herein diligently and promptly for the benefit of Company, strictly and faithfully upholding the Company’s policies; provided, however, that nothing in this Agreement shall preclude the Employee from devoting time required: (i) delivering lectures or fulfilling speaking engagements; and (ii) engaging in charitable and community activities, including sitting on any boards of directors and/or committees of such organizations related to such activities; provided, however, that such activities do not unreasonably interfere with the performance of his duties hereunder. Notwithstanding the above, Employee may with the prior consent of the Board and prior written consent of the Chief Executive Officer of the Company (such consent not to be unreasonably withheld) pursue during his employment hereunder other business interests.

2.           Compensation and Benefits.

For all services rendered by the Employee in any capacity during Employee’s employment hereunder, including without limitation, services as an executive officer or member of any committee of the Board of Directors or any subsidiary, affiliate or division thereof, from and after the Effective Date the Employee shall be compensated as follows:

(a)          Base Salary. The Company shall pay the Employee a fixed salary (the “Base Salary”) in the gross amount of Three Hundred Thousand Dollars ($300,000) per year. The Base Salary is subject to applicable deductions as required by law or authorized in writing by the Employee. The Board may periodically review the Base Salary with a view to increasing such Base Salary if, in the judgment of the Board the Employee merits such an increase. Any increase in Base Salary which has been approved by the Board shall constitute “Base Salary” hereunder.  The Base Salary will be paid to the Employee in accordance with the customary payroll practices of the Company.

(b)          Annual Bonus. Upon the conclusion of each Fiscal Year during the Term, provided that the applicable Evaluation Criteria, as defined herein, have been attained, the Employee shall be entitled to receive an annual bonus in the amount of 40% of your Base Salary (the “Annual Bonus”). The “Fiscal Year” is the period beginning on each January 1 and ending on the following December 31. In order for the Employee to receive the Annual Bonus, the Evaluation Criteria as established by the Board on the recommendation of the Compensation Committee of the Board (the "Compensation Committee"), in consultation with the Company’s Chief Executive Officer and the Employee, for each respective Fiscal Year mustbe satisfied, such that eighty percent (80%) of the Annual Bonus shall be based upon the Company’s corporate and financial performance goals during the applicable Fiscal Year and twenty percent (20%) of the Annual Bonus shall be based upon the Employee’s individual performance goals. As used herein, the term “Evaluation Criteria” refers to such corporate, financial and/or individual performance goals and objectives for each Fiscal Year as may be determined within the first sixty (60) days such Fiscal Year by the CEO and Compensation Committee in consultation with the Employee.

(c)          The Annual Bonus, if any, shall be paid to the Employee in a lump sum, cash amount on or before March 15 following the end of the Fiscal Year to which the Annual Bonus relates. If, before the end of such Fiscal Year, the Employee’s employment with the Company is terminated by the Company without Cause, or by the Employee for Good Reason, the Employee shall be entitled to receive, at the time and in the manner set forth in the first sentence of this subparagraph, a pro rata portion of the Annual Bonus that would have been earned, if any, if the Employee had remained employed until the last day of the Fiscal Year, such pro rata portion to be determined based upon the Employee’s period of service during such Fiscal Year prior to the termination of employment. If the Employee’s employment with the Company is terminated for any other reason before the end of a Fiscal Year, the Employee will not have any right to receive an Annual Bonus, or any portion thereof, for such Fiscal Year.

(d)          Fringe Benefits, Option Grants and Miscellaneous Employment Matters.

(i)          The Employee shall be entitled to participate in such employee benefit plans or programs, including, without limitation, a Section 401(k) retirement plan, of the Company established and amended and/or terminated from time to time by the Board, available to other executives of the Company if any, subject to the terms and conditions of such plans and programs.

(ii)         Except as otherwise provided herein, the Employee may be granted in the sole and absolute discretion of the Board incentive and nonqualified stock options (the “Employment Options”) on the last business day of each Fiscal Year (provided the Employee is in the active employment of the Company on such day) to purchase shares of the Company’s common stock (the “Common Stock”) with an exercise price to be determined in the manner specified in the stock option or equity incentive plan under which the grant is issued (which shall be no less than the fair market value of the Common Stock on the date of grant). Any such Employment Options shall be evidenced by a separate agreement between the Company and the Employee, the terms of which will exclusively govern the Employment Options. Notwithstanding the foregoing, with respect to any Fiscal Year, the Company may grant in its sole and absolute discretion Employee a form of equity award other than Employment Options, provided that any such award shall have substantially similar vesting terms as the nonqualified stock options described herein. Employee shall continue to have such rights (if any) to any stock options granted previously by the Company, including but not limited to the stock options granted to Employee on April 8, 2014 evidenced by the minutes of the April 8, 2014 Board Meeting whereby Employee shall have the right to purchase 1,540,800 shares of common stock upon the exercise of such options, in accordance with the terms and conditions of any such options granted.

(e)          Withholding and Employment Tax. The Company will be entitled to deduct and/or withhold from any amounts owing to Employee any federal, state, city, local or foreign withholding taxes, excise taxes, or employment taxes imposed with respect to Employee’s compensation or other payments from the Company or Employee’s ownership interest in the Company (including, without limitation, wages, bonuses, dividends, the receipt or exercise of options and/or other equity interest).

(f)          Vacation. Employee shall receive four (4) weeks of paid vacation annually, administered in accordance with the Company’s existing vacation policy.

(g)          Company Policies.         Employee agrees to comply to the extent not inconsistent with this Agreement with all personnel policies and procedures of the Company as the same now exist or may be hereafter implemented by the Company from time to time, including (without limitation) those policies contained in the Company’s employee manual or handbook which sets forth policies and procedures generally for employees of the Company.

3.           Business Expenses.

The Company shall pay or reimburse all reasonable travel and entertainment expenses incurred by the Employee in connection with the performance of his duties under this Agreement, including such travel as may be required or appropriate in your discretion, consistent with duly approved Company guidelines and budgets, to fulfill the responsibilities of your office, all in accordance with such procedures as the Company may from time to time establish for senior officers and as required to preserve any deductions for federal income taxation purposes to which the Company may be entitled and subject to the Company’s normal requirements with respect to reporting and documentation of such expenses.

4.           Termination of Employment.

Notwithstanding any other provision of this Agreement, Employee’s employment with the Company may be terminated during the Term upon written notice to the other Party as follows:

(a)          By the Company, in the event of the Employee’s death or Disability (as hereinafter defined) or for Cause (as hereinafter defined). For purposes of this Agreement, “Cause” shall mean: (i) the conviction of Employee of a crime involving an act or acts of dishonesty, fraud or moral turpitude, which act or acts constitute a felony; (ii) Employee’s refusal to perform the duties and responsibilities required of him hereunder or (iii) Employee’s willfully engaging in conduct that is, in the Board’s reasonable determination, materially injurious to the Company or its affiliates (monetarily or otherwise). A determination that Cause exists shall be made by at least a majority of the members of the Board. Furthermore, the foregoing events or conditions will not constitute Cause unless Company provides Employee with written notice of the event or condition and fifteen (15) days to cure such event or condition (if curable) and the event or condition is not cured within such 15-day period. For purposes of this Agreement, “Disability” shall mean a determination that Employee suffers from illness or other physical or mental impairment that prevents Executive from substantially performing his duties for a period of 180 days during any consecutive 360-day period during the Term. The determination of whether (and, if appropriate, when) a Disability has occurred shall be made by two licensed physicians, one chosen by a majority of the Board and one chosen by Employee (or his personal representative); provided, however, that if the two physicians do not agree with respect to whether (or, if appropriate, when) a Disability has occurred, such determination shall be made by a third licensed physician chosen by said two physicians. The Company shall by written notice to the Employee specify the event relied upon for termination pursuant to this Section 4(a), and Employee’s employment hereunder shall be deemed terminated as of the date set forth in such notice (such date having incorporated applicable cure periods), except as otherwise set forth herein. In the event of the expiration of the Term or any termination under Section 4(a), 4(b), 4(c)4(d) or 4(e) the Company shall pay, no later than fourteen (14) days following such termination, all amounts then due to the Employee by the Company under Sections 2(a),2(b) and 2(c) of this Agreement for any portion of the payroll period worked and/or any amounts earned but for which payment had not yet been made up to the date of termination, any unreimbursed business expenses and any amounts to which Employee is entitled under the Company’s benefit plans pursuant to Section 2(d) hereof shall be paid in accordance with the applicable terms and conditions of such plans. If such termination was for Cause or results from the expiration of the Term, the Company shall have no further obligations to Employee under this Agreement. The Company and Employee expressly agree that, to the extent Employee’s employment terminates because of death, any amounts payable shall be made to Employee’s estate, except to the extent otherwise provided under the terms of the instrument pursuant to which any such amount is paid.

(b)          By the Company, in the absence of Cause, for any or no reason and in its sole and absolute discretion, upon thirty (30) days prior written notice to the Employee provided that in such event the Company shall pay to Employee after the termination date (A) an amount equal to the monthly Base Salary (at a monthly rate equal to the rate in effect immediately prior to the date of the termination of the Employee’s employment) on the same schedule and in the same manner as such payments would have been made in the absence of Employee’s termination, for a period of six (6) months, and (B) COBRA premiums for the Employee and his dependants under the Company’s employee benefit plans for a period of twelve (12) months on the same schedule and in the same manner as such payments would have been made in the absence of Employee’s termination (together, the “No Cause Termination Payments”) provided the Release described in paragraph (f) below has been executed and any revocation period for such Release has expired (the “Release Date”). The first payment of the No Cause Termination Payments shall be made on the first regular Company pay date that occurs following the Release Date.

(c)          By the Employee for “Good Reason” following (i) a material breach by the Company of the terms and provisions of this Agreement, (ii) a requirement to relocate from Nashville, TN, (iii) a diminution in Employee’s title authority, duties or responsibilities from title, authority, duty or responsibilities consistent with the position of Executive Vice President, Chief Commercial Officer of the Company. Resignation by Employee for Good Reason shall be communicated by delivery to the Company of a written notice from Employee stating that Employee shall resign for Good Reason, stating the particulars thereof, and the effective date of the resignation being no later than 180 days from the date of the delivery of the notice (and no sooner than 30 business days). The Company shall have 30 days from the receipt of such notice to effect a cure of the actions or conditions constituting Good Reason, if and to the extent that such actions or conditions are subject to cure in the reasonable judgment of the Board. Upon a cure or correction thereof by the Company, such actions shall no longer constitute Good Reason for purposes of this Agreement and Employee and Company shall agree and acknowledge in writing the cure of the actions or conditions constituting Good Reason and Employee’s employment shall continue pursuant to the terms of this Agreement uninterrupted. In the event of a termination by the Employee for Good Reason, the Company shall pay, as liquidated damages or severance pay, or both, to Employee the same Termination Payments in accordance with the same terms and conditions as set forth in (b) above.

(d)         Employee may terminate his employment under this Agreement for no reason upon thirty (30) days prior written notice to the Company.

(e)         In the event of Employee’s termination by the Company without Cause or by the Employee for Good Reason within sixty (60) days prior to or during the twelve (12)month period following the consummation of a Change of Control (as defined below), then provided that the Release described in paragraph (f) below has been executed, the Employee shall receive the following payments and benefits:

(i)          a severance payment in an amount equal to the Employee’s annual Base Salary in effect as of the termination date less applicable deductions and withholdings, which amount shall be payable in a single lump sum within 30 days after the termination date.

(ii)         a lump-sum payment in an amount equal to (A) the monthly COBRA premium in effect under the Company’s group health plan as of the termination date for the coverage in effect under such plan for the Employee (and his spouse and dependents ) on such date multiplied by (B) 12, which amount shall be payable in a single lump sum within 30 days after the termination date; and

(iii)        notwithstanding any provision to the contrary in any applicable equity compensation plan or any outstanding equity award agreement, the treatment of the Employee’s outstanding equity awards shall be governed solely by the following provisions: (A) all of the Employee’s then-outstanding equity awards shall fully vest and all restrictions thereon shall lapse, and (B) to the extent vested, all of the Employee’s outstanding stock options shall remain exercisable until the first to occur of 12 months following the termination date and each such stock option’s original expiration date.

As used herein, the term “Change in Control” shall mean the occurrence of any of the following circumstances after the date hereof: (i) any “person” (as such term is used in Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (“Exchange Act”)), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation or other entity owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, shall have become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding voting securities; (ii) the Company is a party to a merger, consolidation, share exchange, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Company’s Board of Directors (the “Board”) in office immediately prior to such transaction or event constitute less than a majority of the Board thereafter; or (iii) during any 15-month period, individuals who at the beginning of such period constituted the Board (including for this purpose any new director whose election or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board.

For the avoidance of doubt, the payments and benefits described under this Section 4(e) shall be the only payments to which the Employee is entitled in the event that the Employee’s employment terminates under this Section 4(e). Any payments made to the Employee under Section 4(b) or 4(c) hereof shall offset payments to which the Employee is otherwise entitled under this Section 4(e), and vice versa.

(f)          Any other provision of this Agreement notwithstanding, the payments and benefits to the Employee set forth in Subsection (b) and (d) of this Section 4 shall not be paid/provided unless the Employee (i) has timely executed and not revoked a usual and customary general release of all known and unknown claims that the Employee may then have against the Company or persons affiliated with the Company in the form reasonably acceptable to the Company (the “Release”) and (ii) has agreed not to prosecute any legal action or other proceeding based upon any of such claims.

5.           Confidential Information

The parties hereto recognize that a major need of the Company is to preserve its specialized knowledge, trade secrets, and confidential information. The strength and good will of the Company is derived from the specialized knowledge, trade secrets, and confidential information generated from experience with the activities undertaken by the Company and its affiliates. The disclosure of this information and knowledge to competitors would be beneficial to them and detrimental to the Company, as would the disclosure of information about the marketing practices, pricing practices, costs, profit margins, design specifications, analytical techniques, and similar items of the Company and its affiliates. The Employee acknowledges that the proprietary information, observations and data that will be obtained by him while employed by the Company concerning the business or affairs of the Company are the property of the Company. By reason of him being a senior executive of the Company, the Executive has or will have access to, and has obtained or will obtain, specialized knowledge, trade secrets and confidential information about the Company’s operations and the operations of its subsidiaries, which operations extend throughout the United States. Employee shall not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information (as defined below) pertaining to the business of the Company or any of its affiliates, except (i) while employed by the Company, in the business of and for the benefit of the Company, or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Employee to divulge, disclose or make accessible such information. “Confidential Information” shall mean non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other non-public, proprietary and confidential information of the Company or its affiliates (hereinafter referred to as the “Protected Group”) or the Company's existing or potential customers. Confidential Information does not include information which: (i) becomes generally available to the public, unless said Confidential Information was disclosed in violation of a confidentiality agreement; or (ii) becomes available to Executive on a non-confidential basis from a source other than the Company or its agents, provided that such source is not bound by a confidentiality agreement with the Company.

6.           Restrictive Covenants

(a)          Noncompete. During the period of Employee’s employment hereunder and six (6) months thereafter (“Non-Competition Period”), the Employee shall not, within any state or foreign jurisdiction in which the Company or any subsidiary of the Company is then providing services or products or marketing its services or products (or engaged in active discussions to provide such services), or within a 50-mile radius of any such state or foreign jurisdiction, directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any Business Engaged In by the Company, as defined herein, (unless the Board shall have authorized such activity and the Company shall have consented thereto in writing). The term “Business Engaged In by the Company” shall mean any person or entity engaged in (i) the use of products or technology similar to the Company’s platelet rich plasma platform technology, including the Angel® Whole Blood Separation System and the AutoloGelTM System as well as the ALDH bright cell-based therapies, (ii) any use of products or technology competitive with those which the Company is actively developing during the Term, or (iii) the direct competition with either (i) or (ii) above. Investments in less than 5% of the outstanding securities of any class of a corporation subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, shall not be prohibited by this Section.

Employee and the Company agree that this covenant not to compete is a reasonable covenant under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so modified. Employee agrees that any breach of the covenants contained in this Exhibit A would irreparably injure the Company. Accordingly, Employee agrees that the Company may, in addition to pursuing any other remedies it or they may have in law or in equity, cease making any payments otherwise required by this Agreement and obtain an injunction against Employee from any court having jurisdiction over the matter restraining any further violation of this Agreement by Employee.

(b)           Non-solicitation. Employee agrees that for the term of his employment with the Company and for the period of six (6) months after the termination of Employee’s employment with the Company, he shall not, except with the prior written consent of the Company signed by the CEO, solicit, any persons or entities who are members of the Company as of the date of this Agreement or any persons or entities who hereafter become members of the Company.

(c)          Non-Disparagement.   Employee agrees that he will not, directly or indirectly, individually or in concert with others, engage in any conduct or make any statement that is likely to have the effect of undermining or disparaging the reputation of the Company or any member of the Protected Group, or their good will, products, or business opportunities, or that is likely to have the effect of undermining or disparaging the reputation of any officer, director, agent, representative or employee, past or present, of the Company or any member of the Protected Group. The Company agrees that it shall not, directly or indirectly, engage in any conduct or make any statement that is likely to have the effect of undermining or disparaging the reputation of Employee.

(d)          Notification to New Employer. In the event that Employee leaves the employ of the Company, Employee hereby gives his consent to notification by the Company to his new employer about Employee's obligations under this Agreement, including providing such new employer a copy of this Agreement. The Company shall provide Employee a copy of such written notification (if any) given to Employee's new employer pursuant to the immediately preceding sentence. Employee hereby agrees to provide (prior to his commencement of employment with such new employer) any such new employer a copy of this Agreement.

(e)          Property of the Company. Employee agrees that all records, files, memoranda, reports, client lists, programs, work product, or any other similar records or documents relating to the Company's business (including without limitation those which may have been used or prepared by Employee, whether or not part of the Confidential Information), remain the sole personal property of the Company and remain at all times, both during and after Employee's employment with the Company, in the control of the Company. Employee hereby waives and releases all claims of right of ownership thereto and Employee hereby agrees that upon the termination of his employment with the Company for any reason whatsoever, Employee shall immediately surrender all such records and documents, and all copies thereof, together with any other property of the Company in Employee's possession, to the Company at its principal business office or such other location as directed by the Company.

7.           Dispute Resolution.

All disputes between the Parties arising from the construction or performance of, or otherwise in connection with this Agreement, shall be finally settled in Maryland, before one arbitrator appointed by agreement between the parties pursuant to the rules of the American Arbitration Association. If the parties cannot agree on an arbitrator then such arbitrator shall be appointed by the American Arbitration Association. The arbitration procedure and all decisions made by the arbitrator shall be kept confidential, unless the Parties expressly consent to the publication thereof in whole or in part. Unless oral hearings are requested by a party, the arbitrator shall make his/her award on the basis of written submissions. In the event of any proceeding between the Company and the Employee with respect to the subject matter of this Agreement and the enforcement of the rights hereunder and such proceeding results in final judgment or order in favor of one of the Parties, which judgment or order is substantially inconsistent with the positions asserted by the other Party in such litigation or proceeding, the losing Party in such event shall reimburse the prevailing Party for all of its reasonable costs and expenses relating to such litigation or other proceeding, including, without limitation, its reasonable attorneys’ fees and expenses. Such payments shall be made no later than sixty (60) days after the final judgment or order is entered.

8.           Consolidation; Merger; Sale of Assets; Change of Control.

Nothing in this Agreement shall preclude the Company from combining, consolidating or merging with or into, transferring all or substantially all of its assets to, or entering into a partnership or joint venture with, another corporation or other entity, or effecting any other kind of business combination provided that the entity resulting from or surviving such combination, consolidation or merger, or to which such assets are transferred, or such partnership or joint venture, assumes this Agreement and all obligations and undertakings of the Company hereunder. Upon such a consolidation, merger, transfer of assets or formation of such partnership or joint venture, this Agreement shall inure to the benefit of, be assumed by, and be binding upon such resulting or surviving transferee corporation or such partnership or joint venture, and the term “Company,” as used in this Agreement, shall mean such corporation, partnership or joint venture or other entity, and this Agreement shall continue in full force and effect in accordance with its terms and shall entitle the Employee and his heirs, beneficiaries and representatives to substantially the same compensation, benefits, payments and other rights as would have been their entitlement had such combination, consolidation, merger, transfer of assets or formation of such partnership or joint venture not occurred.

9.           Survival of Obligations.

Sections 2(c), 2(e), 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20 and 21 shall survive the termination for any reason of this Agreement (whether such termination is by the Company, by the Employee, upon the expiration of this Agreement or otherwise).

10.         Employee’s Representations.

The Employee hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by the Employee do not and shall not materially conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Employee is a party or by which he is bound, (ii) the Employee is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company and the Employee, this Agreement shall be the valid and binding obligation of the Employee, enforceable in accordance with its terms. The Employee hereby acknowledges and represents that he has consulted with legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

11.         Company’s Representations.

The Company hereby represents and warrants to the Employee that (i) the execution, delivery and performance of this Agreement by the Company do not and shall not materially conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Company is a party or by which it is bound and (ii) upon the execution and delivery of this Agreement by the Employee and the Company, this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms.

12.         Enforcement.

Because the Employee’s services are unique and because the Employee has access to Confidential Information concerning the Company, the parties hereto agree that money damages alone may not be an adequate remedy for any breach of this Agreement. In the event of a breach or threatened breach of this Agreement, either party may, in addition to other rights and remedies existing in its favor, apply to any court of competent jurisdiction in Maryland for injunctive relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

13.         Severability.

In case any one or more of the provisions or part(s) of provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall be deemed not to affect any other jurisdiction or any other provision or part of a provision of this Agreement, nor shall such invalidity, illegality or unenforceability affect the validity, legality or enforceability of this Agreement or any provision or provisions hereof in any other jurisdiction; and this Agreement shall be reformed and construed in such jurisdiction as if such provision or part of a provision held to be invalid or illegal or unenforceable had never been contained herein and such provision or part reformed so that it would be valid, legal and enforceable in such jurisdiction to the maximum extent possible. If, in any judicial proceeding, a court shall refuse to enforce any of such separate covenants, then such unenforceable covenants shall be deemed eliminated from the provisions hereof for the purpose of such proceedings to the extent necessary to permit the remaining separate covenants to be enforced in such proceedings. If, in any judicial proceeding, a court shall refuse to enforce any one or more of such separate covenants because the total time, scope or area thereof is deemed to be excessive or unreasonable, then it is the intent of the parties hereto that such covenants, which would otherwise be unenforceable due to such excessive or unreasonable period of time, scope or area, be enforced for such lesser period of time, scope or area as shall be deemed reasonable and not excessive by such court.

14.         Entire Agreement; Amendment; Indemnification; Fees.

(a)          Entire Agreement. Except as otherwise set forth in this Agreement, this Agreement contains the entire agreement between the Company and the Employee with respect to the subject matter hereof and thereof and supersedes and nullifies all previous agreements between the parties about the Company’s employment of the Employee. This Agreement may not be amended, waived, changed, modified or discharged except by an instrument in writing executed by or on behalf of the party against whom enforcement of any amendment, waiver, change, modification or discharge is sought. No course of conduct or dealing shall be construed to modify, amend or otherwise affect any of the provisions hereof.

(b)          Indemnification. The Company shall enter into an Indemnification Agreement with Employee that is customary for an executive officer of a public reporting company and in the same form as provided to the members of the Board of Directors.

(c)          Reimbursement. The Company will reimburse Employee an amount not to exceed $7,500 for legal fees relating to the review of this Agreement by counsel on behalf of Employee.

15.         Notices.

All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if physically delivered, delivered by overnight mail or other expedited service and contains tracking information to show delivery or upon receipt if mailed, postage prepaid, via registered mail, return receipt requested, addressed as follows:

(a)	To the Company:	(b) To the Employee:

	Cytomedix, Inc.	Dean Tozer
209 Perry Parkway, Suite 7
Gaithersburg, MD 20877
Attn: Chairman of the Compensation Committee

	and to:	and to:

	Alec Orudjev, Esq.	Kolin B. Holladay, Esq.
	Schiff Hardin LLP	Adams and Reese LLP
	901 K Street, NW, Suite 700	424 Church Street, Suite 2700

	Washington, DC 20001	Nashville, Tennessee 37219

and/or to such other persons and addresses as any party shall have specified in writing to the other.

16.         Assignability.

This Agreement shall be assignable by the Company but not the Employee, and shall be binding upon, and shall inure to the benefit of, the heirs, executors, administrators, legal representatives, successors and permitted assigns of the parties. This Agreement shall inure to the benefit of and be enforceable by the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

17.         Governing Law.

This Agreement shall be governed by and construed under the laws of the State of Delaware.

18.         Waiver and Further Agreement.

Any waiver of any breach of any terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof. Each of the parties hereto agrees to execute all such further instruments and documents and to take all such further action as the other party may reasonably require in order to effectuate the terms and purposes of this Agreement.

19.         Headings of No Effect.

The paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

20.         Section 409A of the Internal Revenue Code.

Each payment under this Agreement is intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or in compliance with Code Section 409A, and the provisions of this Agreement will be administered, interpreted and construed accordingly. Without limiting the generality of the foregoing, the term “termination of employment” or any similar term under this Agreement will be interpreted to mean “separation from service” within the meaning of Code Section 409A to the extent necessary to comply with Code Section 409A. Furthermore, the right to a series of installment payments or in-kind benefits under this Agreement is to be treated as a right to a series of separate payments for purposes of Code Section 409A.

Notwithstanding anything in this Agreement to the contrary, for any year in which the stock of the Company is tradable on an established securities market, and the Employee meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder, but without regard to Code Section 416(i)(5)) at any time during the 12 month period ending on the last occurring December 31st (and is therefore a “Specified Employee”), then, to the extent required by Code Section 409A, and the final regulations thereunder, the Company shall pay any benefit which constitutes “deferred compensation” under this Agreement within the meaning of the Code Section 409A no earlier than the earliest of the following:

(1)	the expiration of the six month period (the “Deferral Period”) measured from the date of the Employee’s ‘separation from service’ under Code Section 409A; or

(2)	the date of the Employee’s death.

Upon the expiration of the Deferral Period, all payments that would have been made during the Deferral Period (whether in a single lump sum or in installments) shall be paid as a single lump sum to the Employee or, if applicable, his or her beneficiary. This section shall not apply to any payment which constitutes “separation pay” as described in Treasury Regulation 1.409A-1(b)(9)(iii).

To the extent required by Code Section 409A, with regard to any provision that provides for the reimbursement of costs and expenses, or for the provision of in-kind benefits:

(1)	The right to such reimbursement or in-kind benefit shall not be subject to liquidation or exchange for another benefit;

(2)	The amount of expenses or in kind benefits available or paid in one year shall not affect the amount available or paid in any subsequent year; and

(3)	Such payments shall be made on or before the last day of the Employee’s taxable year following the taxable year in which the expense occurred.

21.         Code Section 280G

Notwithstanding anything contained in this Agreement to the contrary, to the extent that any of the payments and benefits provided for under this Agreement, together with any payments or benefits under any other agreement or arrangement between the Company or any of their subsidiaries or affiliates and Employee (collectively, the “Payments”) would constitute a “parachute payment” within the meaning of Section 280G of the Code, Employee shall receive total payments equal to the greater, after the application of the excise tax imposed pursuant to Section 4999 of the Code, of the Payments provided under this Agreement or the amount of such Payments reduced to the greatest amount that would result in no portion of the Payments being subject to such excise tax.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first above written.

COMPANY:

CYTOMEDIX, INC.

By:	/s/ Martin Rosendale
Martin Rosendale
Chief Executive Officer

EMPLOYEE:

/s/ Dean Tozer
Dean Tozer

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